Exhibit 10.5

CONFIDENTIAL	EXECUTION VERSION

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.
Double asterisks denote omissions.

FIRST AMENDMENT

TO THE COLLABORATION AND LICENSE AGREEMENT

This FIRST AMENDMENT TO THE COLLABORATION AND LICENSE AGREEMENT (the “Amendment”) is entered into and made effective as of September 16, 2025 (the “Amendment Effective Date”), by and between CARISMA Therapeutics Inc., a Delaware corporation (“Carisma”), and ModernaTX, Inc., a Delaware corporation (“Moderna”). Moderna and Carisma are each referred to herein by name or as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, Moderna and Carisma are parties to a Collaboration and License Agreement dated as of January 7, 2022 (the “Agreement”); and

WHEREAS, the Parties wish to amend the terms of the Agreement, effective as of the Amendment Effective Date, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Definitions. Capitalized terms used herein but not defined shall have the meaning ascribed to such terms under the Agreement.

2.One-Time Payment. No later than ten (10) Business Days following the Amendment Effective Date, Moderna shall pay Carisma a one-time, non-refundable and non-creditable payment of four million U.S. Dollars ($4,000,000) by wire transfer of immediately available funds in full consideration for the waiver and release of payment obligations set forth herein (such payment, the “One-Time Payment”).

3.Waiver of Moderna Payment Obligation; Termination of Moderna [**] IP Sublicense Option; Waiver of Other Obligations.

a.Payments to Carisma. Notwithstanding anything in the Agreement to the contrary (including, but not limited to, Article VI (Financial Terms)), effective as of the Amendment Effective Date, Moderna shall have no further obligation to make any financial payments to Carisma under or in connection with the Agreement, except for (i) the One-Time Payment described in Section 2 of this Amendment and [**]. For the avoidance of doubt, without limiting the foregoing sentence, effective as of the Amendment Effective Date, Moderna shall not be required to pay to Carisma any (i) Development

CONFIDENTIAL	EXECUTION VERSION

Target Designation Milestone Payments under Section 6.2, (ii) Development Milestone Payments under Section 6.3, (iii) Sales Milestone Payments under Section 6.4, (iv) royalties on Annual Net Sales; (v) any Research Costs under Section 2.6, in each case (i) – (v) regardless of whether such applicable milestone event, sale of Product or Research Cost occurs on or after the Amendment Effective Date; or (vi) any recovery or distribution received by Moderna pursuant to Section 10.1.5(b). Solely for purposes of Section 6.5.2 of the Agreement [**], the Royalty Term for all Products shall expire on the Amendment Effective Date and the licenses granted to Moderna under the Agreement shall automatically become fully paid-up, perpetual, irrevocable and royalty-free.

b.[**].

c.Termination Moderna [**] IP Sublicense Option. Moderna’s option to take a sublicense to the [**] IP pursuant to Section 8.5.3.3 of the Agreement is hereby terminated and shall have no further force or effect.

d.Other Obligations. Effective as of the Amendment Effective Date, [**], the requirements under Section 3.1.1, Section 3.1.3, Section 3.3, Section 6.5.7, Section 6.8 and Section 8.3 of the Agreement shall no longer apply. Any cross-references in the Agreement to Section 3.1.3 as a performance requirement or termination trigger are hereby deleted and of no further effect. Furthermore, the JSC Term shall expire on the Amendment Effective Date.

4.Release. Effective upon receipt of the One-Time Payment, Carisma, on behalf of itself, its estate and any successor or permitted assign, irrevocably and unconditionally releases and forever discharges Moderna and its Affiliates from any and all claims for the payments that are waived under this Amendment. The Parties agree that the One-Time Payment constitutes good, valuable and reasonably equivalent consideration for the waiver and release set forth herein. The Parties further agree that such waiver and release form an integral, non-severable economic term of the intellectual property licenses granted under Agreement and any retention or continuation of such licenses by Moderna pursuant to 11 U.S.C. § 365(n) (or any comparable law) shall automatically include, without further action by any Party, the full benefit of this waiver and release. Carisma, its Affiliates and each of their respective predecessors, successors, assigns, acquirors, trustees, debtors-in-possession and estate representatives, covenants and agrees that it will not directly or indirectly institute, maintain or voluntarily assist in any proceeding of any kind against Moderna or its Affiliates with respect to the payments waived under this Amendment. Carisma further represents and warrants that the payment claims waived under this Agreement have not been sold, factored, pledged or otherwise encumbered, and covenants not to do so.

5.Binding Effect. The waiver and release set forth in this Amendment are and shall remain in full force and effect and are binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns, including but not limited to any Person or

CONFIDENTIAL	EXECUTION VERSION

entity that acquires directly or indirectly (whether by merger, consolidation, sale of stock, sale of assets, operation of law or otherwise) all or substantially all of the equity interests or assets of Carisma, or any trustee, debtor-in-possession, receiver or estate representative of Carisma in any insolvency, bankruptcy or similar proceeding. Carisma shall not, and shall not permit any estate representative, purchaser or acquirer to, assume or assign this Agreement unless the proposed assignee executes a written instrument expressly assuming all covenants, liabilities and the irrevocable release and waiver of payments as set forth herein. Any purported assumption or assignment in violation of this Section 5 shall be null and void. The Parties acknowledge and agree that these provisions constitute a full accord and satisfaction of the released payment claims and shall survive any rejection or assumption of the Agreement or this Amendment under 11 U.S.C. § 365 or any comparable law.

6.Representations of Authority. Each Party represents and warrants to the other Party that (i) it has the full right, power and authority to enter into this Amendment, (ii) the execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate action on the part of such Party; (iii) this Amendment has been duly executed by it and is legally binding upon it, enforceable against such Party and its successors and permitted assigns in accordance with its terms, and (iv) the execution and delivery by such Party of this Agreement does not conflict with the terms of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Law.

7.Full Force and Effect. Except as specifically agreed to in this Amendment, the Agreement and all provisions therein are, and shall continue to be, in full force and effect and are hereby ratified and confirmed.

8.Conflicts. In the event of a conflict between a provision of the Agreement and a provision of this Amendment, the provision of this Amendment will control to the extent of such conflict.

9.Governing Law. This Amendment, and all disputes relating to this Amendment, shall be governed by the laws of the State of Delaware, notwithstanding anything conflicts of laws provisions thereof.

10.Further Assurances. Each Party shall execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Amendment.

11.Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronically scanned signatures shall have the same effect as their originals.

CONFIDENTIAL	EXECUTION VERSION

[Signature Page Follows]

CONFIDENTIAL	EXECUTION VERSION

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Amendment to be executed by their respective duly authorized officers as of the Amendment Effective Date.

CARISMA THERAPEUTICS INC.		MODERNATX, INC.

By:	/s/ Steven Kelly	By:	/s/ Eliot Green

Name:	Steven Kelly	Name:	Eliot Green

Title:	President and Chief Executive Officer	Title:	Vice President, Corporate Development

Date:	September 15, 2025	Date:	16 September 2025